UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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IVAX Diagnostics, Inc.
(Name of Registrant as Specified In Its Charter)

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IVAX Diagnostics, Inc.
2140 North Miami Avenue
Miami, Florida 33127

May 20, 2011

Dear Stockholder:

I am writing to ask you to please vote your shares of our common stock “FOR” all of the proposals to be considered at IVAX Diagnostics, Inc.’s 2011 Annual Meeting of Stockholders, which has been rescheduled to be held on June 10, 2011. The Annual Meeting is now only a short time away, and it is therefore important that you promptly sign and return your Proxy Card (or follow the telephone and Internet voting instructions on your Proxy Card) in order to make sure that your shares will be voted at the Annual Meeting. If you hold your shares through a broker, bank or other nominee, then it is important that you promptly give voting instructions to your broker, bank or other nominee by following the voting instructions that you received from your broker, bank or other nominee. By voting today, you will save us the additional costs of subsequent mailings. Please take the time to cast your vote.

If you do not vote your shares of our common stock, then your failure to vote will have the same effect as a vote cast “AGAINST” three of the proposals to be considered at the Annual Meeting which are set forth in the proxy materials we previously mailed to you. If Proposals #1 and #3 are not approved at the Annual Meeting, then we may be required to curtail or reduce our operations, we may not be able to survive and any investment in our Company may be lost.

I want to remind you that our ability to continue as a going concern is dependent upon receiving additional funds, and we believe that the approval of Proposals #1 and #3 is vital to the short- and long-term success of our Company.

Our cash and cash equivalents totaled approximately $927,000 as of March 31, 2011, a decrease of approximately $899,000 since December 31, 2010. Our audited consolidated financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K which was filed with the Securities and Exchange Commission on March 30, 2011, contained a report from our independent registered public accounting firm that indicates there is a substantial doubt about our ability to continue as a going concern. We believe that ERBA Diagnostics Mannheim GmbH’s investment in us, which is the subject of Proposal #1 to be considered at the Annual Meeting, will provide adequate cash resources to fund our operations and liquidity needs for the reasonably foreseeable future. While we are evaluating various other forms of financing arrangements in order to address our liquidity needs, there can be no assurance that any such other financing arrangements would be available on acceptable terms or at all. If we are unable to consummate the investment, then we may not be able to develop new products, enhance our existing products, execute our business plan, take advantage of future opportunities or respond to competitive pressures or unanticipated customer requirements, and, further, we may be required to curtail or reduce our operations, we may not be able to survive and any investment in our Company may be lost.

We previously mailed to you proxy materials for the Annual Meeting containing detailed descriptions of the proposals to be considered at the Annual Meeting. Please refer to the proxy materials for additional information. In the event that your proxy materials have been misplaced, we are enclosing for your use a duplicate Proxy Card and return envelope. You can access the Proxy Statement for the Annual Meeting, as well as our Annual Report on Form 10-K for the year ended December 31, 2010, at the “Investor Relations” section of our Internet website (www.ivaxdiagnostics.com) and at the Internet website of the Securities and Exchange Commission (www.sec.gov). You should read these materials carefully as they contain important information about us as well as more detailed information regarding the proposals to be acted upon at the Annual Meeting and the reasons our Board of Directors has recommended that our stockholders vote “FOR” all of the proposals to come before the Annual Meeting.

If you have recently mailed your Proxy Card (or voted by telephone or Internet) or provided voting instructions to your broker, bank or other nominee, then please accept my sincere appreciation and disregard this request.

If you have any questions or need assistance voting your shares, please call Georgeson Inc., our proxy solicitor for the Annual Meeting, toll-free at 1-866-297-1410.

I appreciate your time and consideration and your continued support of our Company.

Sincerely,

Kevin D. Clark,
President, Chief Executive Officer
and Chief Operating Officer